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                                                                    EXHIBIT 10.4


                           [SMARTGATE INC. LETTERHEAD]


January 16 2002

Mr. Frank N. Hawkins, Jr.
Chairman and CEO
Hawk Associates, Inc.
204 Ocean Drive
Tavernier, Florida 33070

Dear Frank:

        This is to confirm that SmartGate Inc. accepts your proposal whereby you will provide a full service program of appropriate investor relations and financial public relations support for SmartGate Inc. The initial 6 1/2 month agreement will be for the period beginning January 16, 2002 and ending July 30, 2002 ("Initial Period"); provided however, SmartGate Inc. shall have the right to terminate this agreement at any time during the Initial Period upon ten days notice if SmartGate Inc., in its reasonable judgment, determines that Hawk Associates Inc.: is not putting forth a reasonable commercial effort on behalf of SmartGate Inc.; or is not acting with appropriate integrity; or is not following SmartGate Inc.'s instructions. Following the Initial Period, the relationship between SmartGate Inc. and Hawk Associates Inc. will be an open-ended 30-day notice agreement and either party shall have the right to terminate this agreement with 30 days notice.

        During the term of this engagement and until this engagement is terminated as provided herein, SmartGate Inc. agrees to pay Hawk Associates Inc. a retainer fee of $6,600 per month, paid monthly at the beginning of each month. An initial retainer for the last two weeks of January 2002 (and basic expenses for those two weeks), and for the month of February 2002 (and basic expenses for that month) shall be paid upon the signing of this letter of engagement.

        In addition, Hawk Associates Inc. will be granted an option to purchase 50,000 shares of SmartGate Inc. common stock at $7.25 per share which is the current trading price of the stock on today's date ("Option"). The Option may be exercised for a period of seven years from today's date. The Option is subject to a vesting schedule over a 24-month period from today's date where 6,250 shares shall be released and become eligible for purchase at the end of each quarterly (i.e. three-month) period during the 24-month vesting term provided this engagement has remained in effect at the end of the quarterly period then in effect as set forth below ("Vesting Condition"); to wit:

    - the first 6,250 shares would vest and be eligible for purchase on April 15, 2002 if the Vesting Condition was met for that quarter;


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Mr. Frank N. Hawkins, Jr.
January 16, 2002
Page Two

    - the next 6,250 shares would vest and be eligible for purchase on July l5, 2002 if the Vesting Condition was met for that quarter;

    - the next 6,250 shares would vest and be eligible for purchase on October 15, 2002 if the Vesting Condition was met for that quarter;

    - the next 6,250 shares would vest and be eligible for purchase on January 15, 2003 if the Vesting Condition was met for that quarter;

    - the next 6,250 shares would vest and be eligible for purchase on April 15, 2003 if the Vesting Condition was met for that quarter;

    - the next 6,250 shares would vest and be eligible for purchase on July 15, 2003 if the Vesting Condition was met for that quarter;

    - the next 6,250 shares would vest and be eligible for purchase on October 15, 2003 if the Vesting Condition was met for that quarter;

    - the next 6,250 shares would vest and be eligible for purchase on January 15, 2004 if the Vesting Condition was met for that quarter;

        All other terms and conditions of the Option will be set forth in the formal option agreement. The Option and vesting schedule thereunder shall have no effect upon (nor alter) SmartGate Inc.'s early termination rights during the Initial Period or upon (nor alter) this being an open-ended 30-day notice agreement following the Initial Period and each party having the right thereafter to terminate this engagement relationship with 30 days notice. If this engagement is terminated by either party during the Option's vesting period, Hawk Associates Inc. will be entitled, under the Option, to purchase only those shares that have vested through the date of termination.

        Normal out-of-pocket operating expenses incurred by Hawk Associates Inc. on behalf of SmartGate Inc. will be billed together with the monthly retainer. Routine costs for telephones, postage, faxes, printing and FedEx packages, which are invoiced in aggregate, will run $400 per month. Printing and postage/mailing costs associated with major mail-outs or any fulfillment program as well as travel costs will be additional.

        Third party vendor expenses such as design fees, printing costs and related materials, database acquisitions, PR Newswire fees, conference calls and special promotions will be billed directly to SmartGate Inc. by the vendors. It is mutually agreed that Hawk Associates Inc. will not benefit financially from a markup of these services.





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Mr. Frank N. Hawkins, Jr.
January 16, 2002
Page Three


        All proprietary information furnished to Hawk Associates Inc. by SmartGate Inc., or on SmartGate Inc.'s behalf, shall be deemed to be confidential and shall be kept in strict confidence under appropriate safeguards. SmartGate Inc. agrees that the Hawk Associates Inc. website and profiles are protected by applicable copyright laws and will not be copied or otherwise used by SmartGate Inc. without Hawk Associates Inc.'s written permission.

        It is agreed that any capital sourcing or fund raising activity by Hawk Associates Inc. on behalf of SmartGate Inc. will be covered by a separate agreement.

        Enclosed is a check for the amount of $10,500 covering the retainer and expense fees for January 16, 2002 through February 28, 2002.


Sincerely,


/s/ STEPHEN A. MICHAEL

Stephen A. Michael, President





Accepted by Hawk Associates, Inc.


 [SIG]
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